UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 26, 2005

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware	1-12994	52-1802283
Delaware	000-50694	52-1873369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1300 Wilson Boulevard

Suite 400

Arlington, Virginia 22209

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (703) 526-5000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

Item 1.01                                   Entry into a Material Definitive Agreement.

On January 26, 2005, The Mills Limited Partnership (the “Partnership”), of which The Mills Corporation is the sole general partner, entered into a merger agreement to purchase two regional shopping malls, Southdale Center in suburban Minneapolis, Minnesota and Southridge Mall in suburban Milwaukee, Wisconsin, and related development components.  The two properties total approximately 2.5 million square feet of aggregate gross leasable area.  At the closing of the merger, Southridge Mall II, LLC, BRE/Grange-Greendale LLC, Concordia Properties II, LLC and Concordia Properties III, the four companies that collectively own the properties, will be merged into one or more newly formed subsidiaries of the Partnership.  The surviving companies will be subsidiaries of the Partnership.

The total purchase price is approximately $451.6 million.  The terms and conditions of the transaction were the result of arm’s length negotiations.  The Partnership expects to finance the merger through mortgage debt, with the balance to be paid in cash from a variety of potential sources including public and private equity and financing sources.  The transaction is expected to close in March 2005, subject to standard closing conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MILLS CORPORATION

	By:	/s/ Kenneth Parent
		Name:	Kenneth R. Parent
		Title:	Chief Operating Officer

THE MILLS LIMITED PARTNERSHIP

By: The Mills Corporation, its general partner

	By:	/s/ Kenneth Parent
		Name:	Kenneth R. Parent
		Title:	Chief Operating Officer

Date: February 1, 2005